Exhibit 99.2

voice: (781) 551-9450
129 Morgan Drive	fax: (781) 440-9528
Norwood, MA 02062	email: apogee@apogeeddx.com

FOR IMMEDIATE RELEASE

Apogee Press Contact: Stephanie Mayo Shelton 972-239-5119, ext 139 smayo@sheltongroup.com	Apogee Investor Contact: John Gitelman Apogee Technology 781-948-0149 jgitelman@apogeeddx.com

Apogee Receives Notice from American Stock Exchange

NORWOOD, Mass. (April 26, 2005) — On April 20, 2005, Apogee Technology, Inc. (AMEX: ATA) received a notice from the American Stock Exchange (the “Exchange”) stating that Apogee was in violation of its listing agreement with the Exchange as a result of its failure to timely file its annual report on Form 10-KSB.  The timely filing of such reports is a condition to continued listing on the Exchange, as required by Section 134 and 1101 of the Exchange’s Company Guide.

The Exchange has proposed that if Apogee submits a plan by May 4, 2005, advising the Exchange of the action it has taken or will take, to return Apogee to compliance with the listing standards on or before June 15, 2005, and if the plan is accepted, Apogee will remain listed during the period covered by the plan.  Apogee will be subject to periodic review by the Exchange during this period to determine whether it is making progress consistent with the plan.  The Company is working diligently to retain new independent registered public accountants in order to be able to complete the necessary audits of its financial statements for the fiscal years ended December 31, 2003 and December 31, 2004 and to file its annual report on Form 10-KSB.

About Apogee Technology, Inc.

Apogee Technology is a fabless semiconductor company that designs, develops and markets silicon based products that incorporate proprietary technologies.  The Company’s patented all-digital, high efficiency Direct Digital Amplification (DDX®) ICs have been used by over 20 major consumer electronic brands in a wide range of audio products.  The company is developing new System-on-Chip (SOC) products using its analog and digital circuit designs and Micro-Electromechanical Systems (MEMS) technology for the consumer, automotive, communications and medical markets.  The Company operates a worldwide marketing and sales organization and has offices in the US, Hong Kong and Japan.  For more information please visit our web site at: http://www.apogeeddx.com.

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DDX® is a registered trademark of Apogee Technology, Inc.  All other product names noted herein may be trademarks of their respective holders.  Certain statements made herein such as, but not limited to with respect to chronic pain, anxiety, depression and other conditions and those sections that use the words “anticipate”, “hope”, “estimate”, “project”, “intend”, “plan”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.